Exhibit 10.3

FARMOUT AGREEMENT
STATE OF TEXAS	)
)
COUNTY OF VICTORIA AND DEWITT	)

THIS AGREEMENT is entered into by and among TEXAS GOHLKE PARTNERS, INC., whose address is 10603 Grant Road, Suite 209, Houston, Texas 77070 (hereinafter collectively referred to as "Farmor") and ESTRELLA DRILLING FUND, L.P., whose address is 9521 Westheimer, Suite 160, Houston, Texas 77063 (hereinafter referred to as "Farmee").

1. Stated Purpose. The stated purpose of this Agreement will be to set forth the terms and conditions by which Farmee will earn the right to receive an assignment of all of Farmor's right, title and interest in and to those certain oil, gas and mineral leases covering lands situated within the geographical parameters of the Brookshire Dome, Waller Texas, and being further described in Exhibit "A" attached hereto and made a part hereof for all purposes (the "Farmout Acreage").

2. Farmee's Commitments. The following terms and conditions constitute preconditions which must be met by Farmee prior to giving rise to any obligations on the part of Farmor under the terms of this Agreement.

2.1 Drilling Obligation. Farmee, at its sole risk and expense (including title and curative matters) will commence actual operations at a location of Farmee's choice for the drilling or reworking of the Initial Test Well located upon the Farmout Acreage on or before 60 days after this Farmout Agreement date to a depth sufficient enough to test the Catahoula sand packages and the salt dome cap of the Brookshire Dome or to a depth of 4,500 feet, whichever depth may be the lesser depth.

2.2 Insurance. At least five (5) days prior to commencement of drilling operations, Farmee will furnish to Farmor proof of insurance in amounts acceptable to Farmor, and naming Farmor as co-insured.

2.3 Well Data. Farmee will provide Farmor copies of all daily drilling reports and all data obtained in connection with the operations, including, but not limited to, all title opinions, logs, cores or cuttings.

2.4 Indemnity. Farmee will comply with all of the terms and conditions contained in the lease covering the Farmout Acreage and all of the rules and regulations promulgated by the Railroad Commission of Texas, and shall indemnify and hold harmless Farmor from and against any and all claims or causes of action, of any kind or character, asserted by anyone in connection with Farmee's operations upon the Farmout Acreage.

3. Rights Earned and Reversionary Interest After Payout. In the event of commercially successful operations by Farmee, it will have earned from Farmor the right to an assignment of all of Farmor's right, title and interest in and to the Farmout Acreage subject to a depth limitation of 100 feet below the deepest producing formation. Said assignment shall deliver to Farmee a Seventy Percent (70%) net revenue interest in and to the Farmout Acreage. Upon payout of the Initial Test Well, its Substitute, or any Subsequent Well(s), Farmor shall revert to a Twenty-Five Percent (25%) working interest owner in the well with no additional burdens or encumbrances being placed on Farmor's reversionary interest after payout by the Farmee. "Payout", for purposes of this Agreement, shall be defined as that point in time where the cumulative amount of production revenue attributable to Farmee's working interest in the Initial Test Well, its Substitute, or any Subsequent Well(s) drilled on the Farmout Acreage, after deducting Lessor's royalty; all existing overriding royalty and other burdens of record; production, severance and any other taxes, shall equal one hundred percent (100%) of the total cost of the drilling, completing, equipping, operating and producing of the Initial Test Well, its Substitute, or any Subsequent Well(s), including title opinions, consulting fees, or other expenses paid by the Farmee to develop the Farmout Acreage as a prudent operator. Once payout is achieved on a well by well basis, Farmor shall be responsible for their proportionate costs which may be associated with the operation or reworking of the well(s) as to the reversionary interest defined herein. Should the Initial Test Well, its Substitute, or any Subsequent Well(s) drilled on the Farmout Acreage result in a dry hole or be incapable of commercial production, Farmee agrees to promptly plug and abandon such well according to the rules and regulations of the Railroad Commission of Texas.

4. Gulf Coast or Mechanical Conditions. If prior to reaching Total Depth, the Farmee encounters water flow, loss of circulation, excessive pressure, cavities, caprock, salt or salt dome material, heaving shale or any other impenetrable substances or conditions which would in the opinion of a prudent operator, render further drilling impractical, Farmee shall have the option of commencing operations for a Substitute Well within a period of Sixty (60) days in order to keep this Agreement in full force and effect, provided Farmee has paid for all drilling costs associated with the Initial Test Well plus the cost to plug and abandon said well. Said Sixty (60) day period of time shall commence from point in time when the Initial Test Well is plugged and abandoned.

5. Operating Agreement. All operations conducted by Farmee on the Farmout Acreage shall be conducted and subject to a mutually acceptable Joint Operating Agreement ("JOA") naming Chief Operating Company, as Operator. Both Farmor and Farmee shall be a party to said JOA and such JOA shall control all operations on the Initial Test Well, or its Substitute, and any subsequent operations conducted on the Farmout Acreage. Should the terms and provisions of the JOA be in conflict with the provisions of this Agreement, then, as between the parties hereto, this Agreement shall prevail.

6. Subsequent Operations. Should Farmee drill the Initial Test Well, or its Substitute, to total depth as defined in Article 2.1 herein, Farmee shall have the continuing right to drill or rework additional wells on the Farmout Acreage as long as Farmee commences operations on the Farmout Acreage within a period of Sixty (60) days after completion of the previous well, should such well be a commercial producer, or within a period of Sixty (60) days of the plugging and abandonment of the previous well, should such well be drilled as a dry hole. "Operations" are herein defined as the good faith effort by Farmee to make ready the location for the drilling of a subsequent well and to continue operations as any reasonably prudent operator would drill under the same or similar circumstances. Should production cease or lapse on the Farmout Acreage, this Agreement shall terminate unless Farmee conducts drilling or reworking operations with no cessation of more than Sixty (60) consecutive days in a good faith effort to restore the production of oil and gas substances in paying quantities on the Farmout Acreage. As long as there is production of oil and gas substances in paying quantities from the Farmout Acreage, this Agreement shall continue in full force and effect. Each subsequent well drilled by Farmee on the Farmout Acreage shall be burdened with Farmor's reversionary interest after payout on a well by well basis as defined in Article 3 herein.

7. Accounting. Farmee will maintain a payout account for the benefit of Farmor and will provide Farmor a monthly accounting setting forth total production of any well(s) on the Farmout Acreage and proceeds of production paid by the purchaser thereof.

8. Direct Payment. Farmor shall be entitled to receive direct payment of proceeds of oil and/or gas attributable to its reversionary interest after payout on a well by well basis. Farmee agrees to execute and deliver such documents as may be requested or required by Farmor or purchaser of production to entitle Farmor to receive such payment from the purchaser of hydrocarbons.

9. Farmor's Commitment.

9.1 Assignment. Subject to Farmee's full compliance with the terms set forth in Article 2 and Article 3 hereinabove, Farmor agrees to execute and deliver to Farmee within seven (7) days following its successful commercial completion of the Well(s), an assignment of all of Farmor's right, title and interest in and to the Farmout acreage, being executed without warranty, either express or implied.

10. No Pooling of Farmout Acreage. Farmee may not pool the Farmout Acreage without the express written consent of Farmor, and any attempted pooling without such consent will be void, ab initio.

11. No Assignment of Farmout Acreage. No assignment of this Agreement, or the rights granted hereunder, may be made by Farmee without the express written consent of Farmor, and said express written consent shall not be unreasonably withheld, and any purported assignment shall be void, ab initio.

12. Miscellaneous.

12.1 This Agreement shall be binding upon Farmor and Farmee, their successors and assigns.

12.2 This Agreement shall be construed and enforced in accordance with the laws of the State of Texas and venue conclusively established in Harris County, Texas.

12.3 This Agreement shall not be deemed to create any mining partnership, commercial partnership or other partnership relationship, or joint venture of any kind or character, and the liabilities of each party hereto shall be several and not joint.

12.4 This Agreement embodies all of the terms, covenants and conditions as between the parties and may not be amended except by written instrument duly executed by both Farmor and Farmee.

This Agreement being executed this 1st day of March, 2003.

FARMOR:

TEXAS BROOKSHIRE PARTNERS, INC.

/s/ R. M. Baker
By: Robert M. Baker
President

FARMEE:

ESTRELLA DRILLING FUND, L.P.

/s/ Michael Sims
By: Michael Sims
General Partner

EXHIBIT "A"

Attached hereto and made a part to that certain Farmout Agreement dated March 1, 2003, by and between TEXAS GOHLKE PARTNERS, INC., as Farmor, and ESTRELLA DRILLING FUND, L.P., as Farmee.

I. That certain Oil, Gas and Mineral Lease dated July 6, 1944, by and between Charles Kuestar, as Lessor, and Sun Oil Company, as Lessee, covering 1,242.9 acres, more or less, and recorded in Volume 199 at Page 550 of the Deed records of Victoria County, Texas. Said 1,242.9 acres being more particularly described as follows:

1. 565.40 acres out of the Indianola Railroad Co. Survey No. 3, Abstract No. 207;

2. 640 acres out of the Indianola Railroad Co. Survey No. 1, Abstract No. 208; and

3. An adjoining 37 2 acres out of Indianola Railroad Company Survey No. 2, Abstract No. 436 all in Victoria County, Texas.

II. That certain Oil, Gas and Mineral Lease dated December 30, 1948, by and between C. T. Matthew, et als, as Lessors, and A. L. Ballard, as Lessee, covering 695.8 acres, more or less, and recorded in Volume 34 at Page 366 of the Deed Records of Dewitt County, Texas, and being more particularly described as follows:

1. 695.8 acres, more or less, located in the W. H. Crain Survey 12, Abstract No. 636 all in Dewitt County, Texas.

III. That certain Oil, Gas and Mineral Lease dated September 30, 1947, by and between M. G. Hensley, et als, as Lessors, and A. L. Ballard, as Lessee, covering 232.948 acres, more or less, and recorded in Volume 233 at Page 162 of the Deed Records of Victoria County, Texas, and being more particularly described as follows:

1. 189.6 acres, more or less, comprising tracts of 94 acres and 95.6 acres in the Indianola Railroad Company Survey 8, Abstract No. 439; and

2. 43.348 acres out of the Indianola Railroad Company Survey 8, Abstract No. 439 all in Victoria County, Texas.

IV. That certain Oil, Gas and Mineral Lease dated August 4, 1945, by and between Helen Gohlke, et als, as Lessors, and Shell Oil Company, as Lessee, covering 734.50 acres, more or less, and recorded in Volume 29 at Page 31 of the Deed Records of Dewitt County, Texas, and being more particularly described as follows:

1. 28.4 acres out of the H. C. Kitchen Survey, Abstract No. 292;

2. 406.5 acres out of the N. B. Williams Survey, Abstract No. 491;

3. 127.8 acres out of the T.& N.O. RR Co. Survey No. 11, Abstract No. 569;

4. 160 acres out of the T. J. Thigpen Survey, Abstract No. 614; and

5. 12 acres out of the W. H. Crain Survey No. 12, Abstract No. 636 all in Dewitt County, Texas.

V. That certain Oil, Gas and Mineral Lease dated August 4, 1945, by and between Alma Gohlke, et als, as Lessor, and Shell Oil Company, as Lessee, covering 734.5 acres, more or less, and recorded in Volume 29 at Page 90 of the Deed Records of Dewitt County, Texas, and being more particularly described as follows:

1. 28.4 acres out of the H. C. Kitchen Survey, Abstract No. 292;

2. 406.5 acres out of the N. B. Williams Survey, Abstract No. 491;

3. 127.8 acres out of the T.&N.O. RR Co. Survey No. 11, Abstract No. 569;

4. 160 acres out of the T. J. Thigpen Survey, Abstract No. 614; and

5. 12 acres out of the W. H. Crain Survey No. 12, Abstract No. 636 all in Dewitt County, Texas.

VI. That certain Oil, Gas and Mineral Lease dated December 5, 1947, by and between George A. Musselman, et als, as Lessors, and A. L. Ballard, as Lessee, covering 175 acres, more or less, and recorded in Volume 230 at Page 300 of the Deed Records of Victoria County, Texas, and being more particularly described as follows:

1. 175 acres out of a 427.6 acre tract located in the Northerly part of the Indianola Survey No. 5, Abstract No. 206 all in Victoria County, Texas.

VII. That certain Oil, Gas and Mineral Lease dated August 4, 1945, by and between Helen Gohlke, et als, as Lessors, and Shell Oil Company, as Lessee, covering 1,308.7 acres, more or less, and recorded in Volume 29 at Page 26 of the Deed Records of Dewitt County, Texas, and being more particularly described as follows:

1. 160 acres located in the E. M. Smith Survey, Abstract No. 438;

2. 255 acres located in the Tyler Tap RR Co. Survey No. 1, Abstract No. 470;

3. 255 acres located in the W. H. Crain Survey, Abstract No. 635; and

4. 638.7 acres located in the W. H. Crain Survey No. 10, Abstract No. 637 all in Dewitt County, Texas.

VIII. That certain Oil, Gas and Mineral Lease dated August 4, 1945, by and between Alma Gohlke, et als, as Lessor, and Shell Oil Company, as Lessee, covering 1,308.7 acres, more or less, and recorded in Volume 29 at Page 93 of the Deed Records of Dewitt County, Texas, and being more particularly described as follows:

1. 160 acres located in the E. M. Smith Survey, Abstract No. 438;

2. 255 acres located in the Tyler Tap RR Co. Survey No. 1, Abstract No. 470;

3. 255 acres located in the W. H. Crain Survey, Abstract No. 635; and

4. 638.7 acres located in the W. H. Crain Survey No. 10, Abstract No. 637 all in Dewitt County, Texas.